UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 20, 2009

ENDWAVE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-31635	95-4333817
(Commission File No.)	(IRS Employer Identification No.)

130 Baytech Drive San Jose, California 95134
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (408) 522-3100

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02     DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENTS OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

 On May 20, 2009, the Board of Directors of Endwave Corporation (“Endwave”) approved the termination of the employment of Brett W. Wallace, Endwave’s Chief Financial Officer, and the promotion of Curt P. Sacks, the Company’s Vice President, Finance and Corporate Controller to the role of Senior Vice President and Chief Financial Officer.  Endwave currently anticipates that Mr. Wallace’s last day of employment at Endwave will be June 26, 2009, after which time Mr. Sacks will assume the role of Senior Vice President and Chief Financial Officer.

Mr. Wallace will be entitled to receive his salary and insurance benefits for a period of nine months following his termination.  The Board has also approved the acceleration of stock options granted to Mr. Wallace in February 2009.  There will be no other stock option vesting acceleration for Mr. Wallace as a result of this termination.  Mr. Wallace has agreed to make himself available on an as-requested basis after his termination as a consultant to management and the Board of Directors at a rate of $200 per hour.

In recognition of Mr. Sacks’ increased responsibilities, effective as of June 27, 2009, Mr. Sacks’ annual salary will be increased to $210,000 and he will be eligible to participate in the Company’s Executive Severance and Retention Plan and the Company’s management incentive plan.  The Board may grant Mr. Sacks additional stock options in the future to reflect his promotion.

Mr. Sacks has served as Endwave’s Vice President, Finance and Corporate Controller since February 2006. He joined Endwave in 2004 as Corporate Controller after serving in this capacity for two prior companies:  Com21, Inc., a manufacturer of system solutions for the broadband access market; and Finisar, Inc., a manufacturer of high-speed communication equipment for data and storage. Prior to 1998, Mr. Sacks worked in corporate finance at 3Com Corporation and as an auditor for Deloitte & Touche LLP. Mr. Sacks is a C.P.A. in California with a B.A. in Economics from UCLA.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Endwave Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENDWAVE CORPORATION

Dated:	May 26, 2009	By:	/s/ EDWARD A. KEIBLE, JR.
Edward A. Keible, Jr.
		Title:	President & Chief Executive Officer